Exhibit 5.02

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

TROUTMAN SANDERS BUILDING

1001 HAXALL POINT

RICHMOND, VIRGINIA  23219

www.troutmansanders.com

TELEPHONE: 804-697-1200

FACSIMILE: 804-697-1339

MAILING ADDRESS

P.O. BOX 1122

RICHMOND, VIRGINIA 23218-1122

File No. 020215.000010

May 6, 2011

SCANA Corporation

100 SCANA Parkway

Cayce, South Carolina 29033

Ladies and Gentlemen:

We have acted as counsel for the several Underwriters (as defined below) in connection with the registration statement on Form S-3 (File No. 333-163075) (the “Registration Statement”) filed by SCANA Corporation, a South Carolina corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement, dated May 5, 2011 and a pricing supplement dated May 5, 2011 (together, the “Prospectus Supplement”), which supplement the prospectus included in the Registration Statement, relating to the offering of $300,000,000 aggregate principal amount of Medium Term Notes (the “Notes”).  The Company intends to issue and sell the Notes pursuant to an Underwriting Agreement, dated May 5, 2011 (the “Underwriting Agreement”), among the Company and Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), under which the Underwriters have severally agreed to purchase from the Company the Notes.  The Notes are being issued pursuant to the provisions of an Indenture dated as of November 1, 1989, as supplemented (as so supplemented, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Trustee”), the form of which has been filed as an exhibit to the Registration Statement.  The prospectus included in the Registration Statement, as supplemented by the Prospectus Supplement, is herein called the “Prospectus.”

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein, including (i) the corporate and organizational documents of the Company, including the Restated Articles of Incorporation, as amended to

ATLANTA    CHICAGO    HONG KONG    LONDON    NEW YORK    NEWARK    NORFOLK   ORANGE COUNTY   PORTLAND
RALEIGH     RICHMOND     SAN DIEGO     SHANGHAI     TYSONS CORNER     VIRGINIA BEACH     WASHINGTON, DC

date, and the Bylaws of the Company, as amended to date, (ii) the resolutions of the Board of Directors of the Company (the “Board”) with respect to the offering of the Notes and certain related matters, (iii) the Registration Statement and exhibits thereto, including the Prospectus comprising a part thereof and (iv) the Indenture.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents.  In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by the Company and the other parties thereto, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto.  Additionally, we have assumed that the choice of New York law that governs the Indenture is a valid and binding provision.  As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion set forth below is limited to the laws of the State of New York.  Our opinion is also limited to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings, or registrations with governmental authorities are relevant, to those required under such laws in the foregoing jurisdictions.  We do not express any opinion with respect to the laws of any other jurisdiction.  This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.  As to all matters of South Carolina law, we have relied, with your consent, upon the opinion of Ronald T. Lindsay, Esquire, Senior Vice President and General Counsel of the Company, addressed to you of even date herewith.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions, and assumptions set forth herein, we are of the opinion that when the Notes have been duly executed, countersigned, authenticated, issued, and delivered in accordance with the Indenture to the purchasers thereof against payment of the agreed-upon consideration therefor in the manner contemplated in the Registration Statement or the Prospectus Supplement relating thereto the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (iii) public policy considerations that may limit the rights of the parties to obtain further remedies, and (iv) the waiver of any usury defense that may be contained in the Indenture that may be unenforceable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about May 6, 2011, which will be incorporated by reference in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by any other person (including any person acquiring Notes from the several Underwriters) or furnished to any other person without our prior written consent, except that Ronald T. Lindsay, Esquire, Senior Vice President and General Counsel of the Company, may rely upon this opinion in rendering his opinion as to the validity and binding effect of the Notes.

Very truly yours,

/s/ Troutman Sanders LLP